Exhibit 107.1
Calculation of Filing Fee Tables
Form S-3
(Form Type)
Zentalis Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.001 par value per share	—	(1)	(2)		—	—
	Equity	Preferred Stock, $0.001 par value per share	—	(1)	(2)		—	—
	Debt	Debt Securities	—	(1)	(2)		—	—
	Other	Warrants	—	(1)	(2)		—	—
	Other	Units	—	(1)	(2)		—	—
Fees to Be Paid	Unallocated (Universal Shelf)	Common Stock, par value $0.00001 per share	Rule 457(o)	(1)	(2)	$250,000,000 (3)	0.00015310	$38,275
Fees Previously Paid	—	—	—	—	—	—	—	—

Carry Forward Securities
Carry Forward Securities	—	—	—	—	—			—	—	—	—
	Total Offering Amounts				$250,000,000 (3)	0.00015310	$38,275
	Total Fees Previously Paid						—
	Total Fee Offsets						—
	Net Fee Due						$38,275
(1)There are being registered hereunder such indeterminate number of shares of common stock and preferred stock, such indeterminate principal amount of debt securities, and such indeterminate number of warrants to purchase common stock, preferred stock or debt securities as shall have an aggregate initial offering price not to exceed $250,000,000. Any securities registered hereunder may be sold separately or together with other securities registered hereunder. The securities registered also include such indeterminate amounts and numbers of common stock, preferred stock, and debt securities as may be issued upon conversion of or exchange for preferred stock or debt securities that provide for conversion or exchange, upon exercise of warrants or pursuant to the antidilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.
(2)The proposed maximum aggregate offering price per unit will be determined from time to time by the Registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D of Form S-3 under the Securities Act.
(3)The $250,000,000 of securities registered pursuant to this registration statement includes $75,000,000 of Common Stock that may be issued and sold under a certain sales agreement with Leerink Partners LLC. Upon termination of the sales agreement, any portion of the $75,000,000 included in the sales agreement prospectus supplement that is not sold pursuant to the sales agreement will be available for sale in other offerings pursuant to the base prospectus and a corresponding prospectus supplement, and if no shares are sold under the sales agreement, the full $75,000,000 of securities may be sold in other offerings pursuant to the base prospectus and a corresponding prospectus supplement.
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